EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Profitable Second Quarter and Successful Capital Raise

SPOKANE, Wash., July 27, 2010 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter and six months ending June 30, 2010. The Company also announced the results of its rights offering to current shareholders.

Net income for the second quarter of 2010 was $269 thousand, compared to a loss of $846 thousand reported for the second quarter of 2009. After dividends on preferred stock and related accretion adjustments totaling $169 thousand, the net income available for common shareholders was $100 thousand, compared to a loss of $1.0 million for the same quarter last year.

Earnings (loss) per diluted share available for common shareholders for the second quarters of 2010 and 2009 were $0.04 and ($0.43), respectively.

For the six months ending June 30, 2010, the Company reported net income of $855 thousand, compared to a loss of $1.1 million for the first six months of 2009. After preferred stock dividends and related accretion adjustments of $338 thousand in 2010 and $258 thousand in 2009, net income available to common shareholders was $517 thousand for the first six months of 2010 and a loss of $1.4 million for the same period in 2009.

Earnings (loss) per diluted share available for common shareholders for the first half of 2010 and 2009 were $0.22 and ($0.57), respectively.

Randall L. Fewel, President & CEO of both the Company and the Bank, said, "We are pleased to be able to report our second consecutive quarter of profitability. We are still in a very difficult economic environment in our region, with little progress being made on unemployment rates and we continue to see soft loan demand, so we are pleased that our efforts to resolve credit quality issues and reduce expenses have enabled us to be profitable once again."

BALANCE SHEET

As of June 30, 2010 the Company had assets of $388.5 million, a decrease of $5.2 million, or 1.3%, compared to December 31, 2009 and a decrease of $10.6 million, or 2.7%, compared to June 30, 2009.

Deposits at June 30, 2010 were $336.2 million, down $1.6 million, or 0.5%, from December 31, 2009 and up $6.1 million, or 1.9%, from June 30, 2009. Core deposits, defined as all deposits except certificates of deposit, were $185.3 million on June 30, 2010. On December 31, 2009, core deposits were $164.7 million, indicating growth in core deposits through the first six months of 2010 of $20.6 million, or 12.5%. Core deposits one year ago, on June 30, 2009, were $149.6 million, indicating year-over-year growth of $35.7 million, or 23.9%.

"We continue to be proud of the job our bankers are doing in the branches at attracting new customers and core deposits," Fewel said. "We are up seven percent in checking accounts so far this year," he commented, "in part because our customers refer their friends to INB for the great value proposition and outstanding customer service our bankers deliver every day."

Loans net of the loan loss reserve were $296.3 million on June 30, 2010, compared to $314.2 million on December 31, 2009 and $331.9 million on June 30, 2009. This represents a decline in current loan totals of $17.9 million, or 5.7%, compared to year-end and of $35.6 million, or 10.7%, year-over-year.

"Loan demand continues to be tepid," Fewel said. "I have not seen our loan pipeline this low in the sixteen years I have been with INB. This is a clear indication to me that our local economy remains in a recession. Small businesses are still hunkered down and are not borrowing money. INB has money to lend, and we are eager to loan to community businesses, but the demand just is not there right now," Fewel added.

INCOME STATEMENT

Gross revenue for the Company was $4.7 million for the second quarter, up $333 thousand, or 7.7%, compared to gross revenue of $4.4 million in the second quarter of 2009. For the first six months this year, gross revenue was $9.3 million, representing a $954 thousand, or 11.5%, increase over gross revenue of $8.3 million in the first half of 2009. Gross revenue is defined as interest income minus interest expense plus non-interest income. The biggest contributing factor to the improvement in gross revenue was the decline in interest expense. Interest expense declined by $430 thousand in the second quarter compared to the same quarter in 2009 ($1.6 million vs $2.1 million, respectively). For the six months, interest expense declined by $906 thousand ($3.4 million for the first six months of 2010 compared to $4.3 million for the same period in 2009).

Non-interest expense (overhead) declined by $491 thousand to $3.4 million in the second quarter of 2010, compared to $3.9 million for the same quarter last year. Year-to-date non-interest expense was $6.6 million, compared to $7.1 million for the same period in 2009 -- a reduction in overhead expense of $478 thousand, or 6.7%.

The Bank's provision expense for probable loan losses was $950 thousand in the second quarter, compared to a provision expense of $1.8 million in the second quarter of 2009. For the first six months of 2010, provision expense was $1.5 million, compared to $3.0 million for the same period last year. The Bank was able to reduce provision expense because net charge-offs are about $2.0 million less this year to date versus 2009.

The Bank's net income for the second quarter was $539 thousand. This was down slightly from the first quarter this year when the Bank earned $703 thousand, but it is a marked improvement over the second quarter of 2009 when the Bank lost $691 thousand.

The Bank's return on average assets (ROA) for the second quarter, on an annualized basis, was 0.55% and the year-to-date ROA is 0.66%.

ASSET QUALITY

INB experienced net charge-offs in the second quarter of 2010 of $874 thousand, compared to net charge-offs of $2.8 million in the comparable quarter last year. Year-to-date net charge-offs are $1.3 million, compared to $3.3 million in the first half of 2009.

Non-accrual or non-performing loans (NPLs) stood at $11.4 million on June 30, 2010, compared to $11.0 million on June 30, 2009 and $11.7 million on December 31, 2009.

Foreclosed real estate and other repossessed assets (OREO) totaled $4.0 million on June 30, 2010, compared to $4.1 million on June 30, 2009 was $4.1 million and $3.7 million on December 31, 2009, compared to $4.1 million.

Adding NPLs to the OREO totals yields the total non-performing assets (NPAs) number for the Company, which was $15.4 million on June 30, 2010, or 3.97% of total assets, compared to $15.1 million, on June 30, 2009, or 3.81% of total assets, and $15.3 million, or 3.91% of total assets on December 31, 2009.

"Even though our problem asset numbers do not appear to have changed very much over the past year," Fewel commented, "there actually has been considerable positive activity in this area. The pace of loan deterioration has slowed significantly from last year, but, unfortunately it has not stopped completely. Many customers, both businesses and individuals, have been hanging on as best they can through this recession although it is not over yet."

CAPITAL RAISE

On July 15, 2010, the Company successfully concluded a rights offering of its common stock to its current common shareholders. The offering raised $2,747,220 (before expenses) in additional capital for the Company. "The Board of Directors is pleased by this vote of confidence and continued support shown by our shareholders," Fewel stated. "This additional capital will help position the Company to be able to take advantage of opportunities that are likely to present themselves as our region emerges from the recession."

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington.  INB operates seven branches in Spokane County, Washington, and four branches in North Idaho (Kootenai County).  INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services.  The Company's stock is quoted on the OTC Bulletin Board, http://www.otcbb.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts and pertain to the Company's future operating results.  When used in this report, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. These risks and other factors are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Item 1A. Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as updated periodically in the Company's filings.  Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
            (509) 462-3600
          Holly Poquette, Chief Financial Officer
            (509) 456-8888